APPENDIX A

                CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF
               DIRECTORS OF CHIQUITA BRANDS INTERNATIONAL, INC.

Function

The primary function of the Audit Committee is to review the Company's financial statements, accounting policies and internal controls. The Committee also provides oversight of the Company's Corporate Responsibility program.

The Committee provides for free and open communication between it and the Company's independent auditors, its internal auditors and its financial management. The Company's independent auditors are ultimately accountable to the Board of Directors and the Audit Committee.

Composition

The Board of Directors shall designate annually three or more directors to serve as the Audit Committee, with one member appointed as Chair of the Committee. Members of the Committee shall meet the independence requirements and other qualifications prescribed by the New York Stock Exchange.

Authority

In carrying out its responsibilities, the Audit Committee may conduct whatever investigations relating to the Company's financial affairs, records, accounts, reports or activities as the Committee in its discretion deems desirable or as the Board of Directors may from time to time request.

The Committee will be provided free and open access to the Company's independent auditors and the Company's internal auditing, financial management and legal counsel staffs, and any other personnel requested by the Committee, in order for the Committee to review or investigate any matters which the Committee in its discretion considers appropriate for inquiry. The Committee may also employ any outside experts, legal counsel or other personnel deemed by the Committee in its collective judgment to be reasonably necessary, and in the best interest of the Company, to enable the Committee to ably perform its duties and satisfy its responsibilities.

Responsibilities

The Audit Committee has the following responsibilities:

1.  Select Independent Auditors and Review Scope of Audit

    (A) Recommend to the Board of Directors the selection of the Company's independent auditors to conduct the annual audit of the Company's consolidated financial statements. The Audit Committee shall have the ultimate authority and responsibility to evaluate and recommend the selection and, where appropriate, replacement of the independent auditors. The Board of Directors shall have the ultimate authority and responsibility to select and, where appropriate, replace the Company's independent auditors.

    (B) Review and discuss with the independent auditors the scope and timing of their audit, including the coordination of procedures and locations to be visited by the independent auditors and internal auditors. In conducting this review the Committee will review with the independent auditors, internal auditors and Company financial management the risk assessments used in determining scope.

    (C) Review with management and the independent auditors the annual fees charged for the external audit and for any other services performed by the independent auditors. The Audit Committee shall participate in fee negotiations as may be needed for the Committee to determine whether the fees are appropriate.

    (D) Establish rules to govern management's engagement of the independent auditors for any services other than for the external audit. Any fees for such other services that exceed 15% of the external audit fee shall, in any event, be approved in advance by the Audit Committee.

    (E) Discuss with the independent auditors the matters included in the annual written communication that the independent auditors are required to submit to the Company by the Independence Standards Board. Such discussions should include relationships between the independent auditors and the Company that may impact the objectivity and independence of the independent auditors and compatibility of nonaudit services with the auditors' independence. Recommend that the Board of Directors take action, if appropriate, in response to the independent auditors' statement to satisfy itself of the independent auditors' independence.

    (F) Periodically reassess the effectiveness of the independent auditors. In carrying out this assessment, the Committee, with the assistance of independent expertise, will consider, among other matters, the following:
         - the competency and qualifications of the individuals involved in the audit,
         - the quality of the audit process,
         - responsiveness and service levels,
         - appropriate audit firm executive involvement in the audit,
         - the firm's and the engagement team's independence with respect to the Company and management, and
         - the independent auditors' quality control procedures.
         This reassessment will be performed at least every four years. Unless the Committee determines, on the basis of such review, that it is in the best interest of the Company to retain the existing auditors, new auditors will be chosen.

2.  Review of Annual Financial Statements and Audit Results

    (A) After completion of each annual audit, review the Company's annual financial statements and accounting policies with the Company's financial management and independent auditors.

    (B) After completion of each annual audit, meet with the independent auditors to review the results of their examination, including their opinion and any related comments. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit.

    (C) Secure the independent auditors' views about the fairness, not just the acceptability, of the accounting policies and the clarity of the financial disclosures used by management.

    (D) Secure the independent auditors' views about whether management's choices of accounting policies are conservative, moderate or aggressive and as to whether alternative choices of policies would present a materially different financial position and results of operations.

    (E) After completion of each annual audit, determine through discussion with the independent auditors that no restrictions were placed by management on the scope of their examination or its implementation and that there was a free exchange of information.

3.  Review of Quarterly Financial Statements

    (A) Review with the Company's financial management and independent auditors the quarterly financial statements to be included in the Company's quarterly reports on Form 10-Q. Review quarterly earnings releases.

4.  Review Internal Accounting Controls

    (A) Review with the independent auditors, internal auditors and the Company's financial management the adequacy and effectiveness of the Company's internal accounting controls and elicit any recommendations they may have for improvement.

    (B) Review on a continuing basis the Company's compliance with the Foreign Corrupt Practices Act of 1977 and the 1976 Final Judgment and related Consent and Undertaking.

    (C) Review the adequacy and implementation of the internal audit function, including a review of the scope and results of its program, and the organizational structure, budget, staffing and qualifications of the internal audit department.

5.  Review of Corporate Responsibility Program

    (A) Periodically review with the Company's Corporate Responsibility Officer and other appropriate members of management the adequacy of the resources, policies and programs devoted to the Company's Corporate Responsibility Program

6. Annual Reports. Annually report to the Board of Directors with respect to its activities. Provide the Audit Committee report that is required by federal securities laws to be included in the Company's proxy statement for its annual shareholders' meeting.

7. Review Charter. Annually review the adequacy of the Committee charter.